CONTACT
                                                                         -------
                                            Lori Fratilla, Director of Marketing
                                        954-938-8010 or email investors@hboa.com


HBOA HOLDINGS, INC (OTCBB: HBOA) ANNOUNCES A 2 FOR 1 STOCK SPLIT


FT. LAUDERDALE, FL January 29, 2001 - HBOA Holdings, Inc (OTCBB: HBOA) has declared a 2 for 1 stock split. The Stock Split will be distributed on February 19th, 2001 to shareholders of record on February 14th, 2001.

HBOA Holdings, Inc. is the parent company of Aerisys Inc. and HBOA.com, Inc. two leading application service providers and technology companies that serve diverse markets. The Aerisys division provides solutions for large organizations in the healthcare, direct sales, franchise, and services industries. The HBOA.com division provides solutions for home-based and small businesses, and early stage companies. The companies provide the framework for a customized business center online integrating virtual intranet technology with one source access to information, products, resources, and networking. By centralizing unique services, proprietary tools, and discounted products in one universally accessible location, Aerisys and HBOA enable their customers to save significant costs in their operations, collaborate with large groups, and grow their businesses. Founded in 1995, HBOA Holdings, Inc. is a publicly held company with headquarters at 2400 E. Commercial Blvd, Suite 221, Ft. Lauderdale, Florida 33308.